Exhibit 99.1

FIRST AMENDMENT TO
FIFTH AMENDED AND RESTATED SERVICE AGREEMENT

This First Amendment (the “First Amendment”) entered into August 31, 2024 is to the Fifth Amended and Restated Service Agreement dated April 1, 2024, (the “Agreement”), by and between Comenity Servicing LLC, (“Servicer”) a Texas limited liability company, with its principal place of business at 3095 Loyalty Circle, Columbus, Ohio 43219 and Comenity Bank, (“Bank”) a Delaware state bank, with its principal place of business at One Righter Parkway, Suite 100, Wilmington, DE 19803.

RECITALS

WHEREAS, Servicer provides certain services to Bank pursuant to the Agreement;

WHEREAS, Bank and Servicer now desire to amend the Agreement as stated below.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Bank and Servicer agree as follows:

1. Amendments.
a. Appendix B. Section I – Fee Schedule for All Products. The first paragraph of Section 2 in Appendix B, Section I is hereby deleted in its entirety and replaced with the following:
“2. Servicer will provide to Bank, no later than the 10th calendar day of each month, a statement of the Section I Services Fee incurred during the immediately preceding month (the “Section I Fee Statement”). The Section I Services Fee shall be an amount equal to: (a) (i) the “Combined Cost of Section I Services” (as defined below), multiplied by (ii) “Bank’s Section I Allocable Percentage” (as defined below), plus (b) a fifteen percent (15%) markup. The parties have agreed (based upon an independent third-party study) that a 15% markup is within the reasonable markup range which would be charged by an independent party on an arm’s length basis for the Section I Services.”

b. Appendix B. Section II – Fee Schedule for Revovling Credit Cards. The first paragraph of Section 2 in Appendix B, Section II is hereby deleted in its entirety and replaced with the following:

“2. Servicer will provide to Bank, no later than the 10th calendar day of each month, a statement of the Section II Services Fee incurred during the immediately preceding month (the “Section II Fee Statement”). The Section II Services Fee shall be an amount equal to: (a) (i) the “Combined Cost of Section II Services” (as defined below), multiplied by (ii) “Bank’s Section II Allocable Percentage” (as defined below), plus (b) a fifteen percent (15%)
First Amendment to
Fifth Amended and Restated Service Agreement
Comenity Servicing LLC/Comenity Bank

markup. The parties have agreed (based upon an independent third-party study) that a 15% markup is within the reasonable markup range which would be charged by an independent party on an arm’s length basis for the Section II Services.”

2. Effective Date. The Parties agree that the changes set forth in this Amendment shall be effective on September 1, 2024 (the “First Amendment Effective Date”).

3. Miscellaneous. Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement. Other than as set forth above, the parties agree that the Agreement, as amended by this Amendment, shall continue in full force and effect. The parties may execute this Amendment in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

[Signature page follows]

First Amendment to
Fifth Amended and Restated Service Agreement
Comenity Servicing LLC/Comenity Bank

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their authorized officers effective as set forth above.

Comenity Bank

By: /s/ Baron Schlachter
Name: Baron Schlachter
Title: Comenity Bank President

Comenity Servicing LLC

By: /s/ Tammy McConnaughey
Name: Tammy McConnaughey
Title: President

First Amendment to
Fifth Amended and Restated Service Agreement
Comenity Servicing LLC/Comenity Bank
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